November 25, 2005

Dear Current Shareholder:

I am quite pleased to advise you that BCB Bancorp, Inc., is planning to offer for sale approximately 1,000,000 shares of its common stock. The shares will be offered on a firm commitment basis in a public underwriting managed by Janney Montgomery Scott LLC. It is anticipated that the listing symbol will remain "BCBP" for shares of common stock of the Company.

These significant steps have been authorized by the Board of Directors first, to provide the capital needed to support the growth and further development of BCB Bancorp, Inc., and secondly, to begin to attain a broader distribution of our common stock in furtherance of a more active trading market for our shares.

If you are interested in receiving a preliminary offering circular for the public offering, please contact:

                            Mr. Steven G. Kashishian
                           Janney Montgomery Scott LLC
                             600 E. Crescent Avenue
                         Upper Saddle River, N.J. 07458
                                 (201) 818-5600

It is extremely important that you contact Janney Montgomery Scott no later than December 5, 2005.

Very truly yours,


/s/ Donald Mindiak
------------------
Donald Mindiak
President & CEO
BCB Bancorp, Inc.

This letter shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state. The offer will be made only by an offering circular. You are urged to read the offering circular carefully before investing.

This release may contain forward looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore readers should not place undue reliance on any forward-looking statements. Information about factors that potentially could affect the Company's financial results will be included in the preliminary offering circular for our pending public offering of common stock. BCB Bancorp, Inc., does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements, except as required under applicable law.